As Filed With the Securities and Exchange Commission on December 16, 2003
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          MILLENIUM HOLDING GROUP, INC.
             (Exact name of registrant as specified in its charter)


         Nevada                                         88-0109108
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                      12 Winding Road, Henderson, NV 89052
                    (Address of principal executive offices)


                          2003 Stock Compensation Plan
                            (Full title of the plan)

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
                          Amounts         Proposed Maximum      Proposed Maximum
Title of Securities       to be          Offering Price Per     Aggregate Offering        Amount of
 to be Registered      Registered (1)        Share (2)               Price             Registration Fee
-------------------------------------------------------------------------------------------------------

Common Stock             505,051              $1.13                 $570,708                $46.17
=======================================================================================================

(1) Represents shares to be issued pursuant to employment, consulting and professional service agreements for continued services by officers, attorneys, directors and consultants to Registrant, including services related to sales and marketing of the Company's products and services; and seeking joint ventures and potential acquisitions; all of the foregoing in furtherance of the Registrant's business.
(2) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of December 11, 2003, a date within five business days prior to the date of filing of this registration statement.
================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428 (b) (1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Registration Statement on Form S-8 (the "Registration Statement") of Millenium Holding Group, Inc., a Nevada corporation, the "Registrant") covers 505,000 shares of the Registrant's common stock, par value $0.05 per share ("Common Stock").

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Millenium Holding Group, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1. The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2002

2. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2002.

3. The Company's Form 10-SB registration statement filed on December 9, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment, that indicates that all securities covered by this registration statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

The Registrant's common stock is subject to the reporting requirements of the Securities Exchange Act of 1934. The Registrant's authorized capitalization is 50,000,000 shares of common stock, $0.05 par value, of which 14,084,700 shares of common stock are issued and outstanding as of December 15, 2003.

The Registrant's preferred stock authorized capitalization is 3,000,000 shares of preferred stock, $0.001 par value, no shares of preferred stock are issued and outstanding as of December 15, 2003.

Holders of the Registrant's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Registrant's board of directors has authority, without action by the Registrant's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Registrant of its shareholders and would dilute the book value of the common stock. Further, the Articles of Incorporation provides that the Board of Directors may issue stock for consideration as may be fixed by the Board of Directors from time to time.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Registrant has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

The common stock of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's initial Form 10-SB registration statement filed with the Commission on December 9, 1999, and is incorporated herein by reference. (See "Item 3. Incorporation of Documents by Reference").

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada Revised Statutes provides for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. This section requires that the individual was acting "in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful". The section further provides that "indemnification may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action".

The Registrant has not, at this time obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Company has not entered into individual indemnity agreements with its officers or directors. The Company's By-Laws, however, provide a blanket indemnification that the Company shall indemnify, to the fullest extent under Nevada law, its directors against certain liabilities incurred with respect to their service in all instances where the director acted in good faith and in reliance upon information obtained from noted reliable sources.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

No restricted securities are being reoffered or resold pursuant to this registration statement.

ITEM 8. EXHIBITS

Exhibit Number                      Description
--------------                      -----------

     4.1 Advisory and Consulting Agreement between the Company and Camden Holdings Inc.
     5.1         Opinion of Attorney
     23.1        Consent of Accountant
     23.2        Consent of Attorney (included in exhibit 5.1)
     24.1        Power of Attorney

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) To treat, for the purpose of determining any liability under the Securities Act of 1933 as amended (the "Securities Act"), each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada on December 16, 2003.

                                      Millenium Holding Group, Inc.


                                      By: /s Richard Ham
                                         ------------------------------------
                                         Richard Ham, Chief Executive Officer

Pursuant to the requirements of the Securities Act, the following persons, in their respective capacities, have signed this registration statement on the date indicated.

   Signature                        Title                            Date
   ---------                        -----                            ----


/s/ Richard Ham               Chairman & CFO                   December 16, 2003
------------------------
 Richard Ham



/s/ Carla Aufdenkamp          Secretary, Director              December 16, 2003
------------------------
Carla Aufdenkamp